CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL

MASTER SERVICES AGREEMENT

THIS MASTER SERVICES AGREEMENT, together with all exhibits, schedules and addendums hereto, including the Terms and Conditions attached hereto and any Statements of Work entered into hereunder (collectively, this "Agreement") is entered into on the effective date set forth below (the "Effective Date") by and between VALIDCARE, LLC, a Colorado limited liability company ("VALIDCARE"), and Algernon Neuroscience Inc., a British Columbia corporation ("CLIENT").

Effective Date:   12/17/2024

Attachment Description

Exhibit A Terms and Conditions
Exhibit B Form of Statement of Work

 IN WITNESS WHEREOF, the parties hereto have caused their duly authorized representatives to execute this Agreement.

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EXHIBIT A TO MASTER SERVICES AGREEMENT

TERMS AND CONDITIONS

ARTICLE 1

Services

Subject to these Terms and Conditions (the "Terms and Conditions"), CLIENT hereby engages VALIDCARE to provide the consulting services (the "Services") set forth in one or more Statements of Work, in the form attached hereto as Exhibit B, as executed by the parties from time to time (each, a "SOW" and collectively, the "SOWs"). Upon mutual execution of a SOW pursuant to this Agreement, such SOW shall be deemed to be an integral part of this Agreement. IN THE EVENT OF A CONFLICT BETWEEN THE TERMS OF THIS AGREEMENT AND ANY SOW, THE CONFLICTING TERMS IN THE SOW WILL BE SUPERSEDED BY THE RELEVANT PROVISIONS OF THIS AGREEMENT, UNLESS THE SOW EXPLICITLY STATES THAT ITS TERMS WILL SUPERSEDE THIS AGREEMENT.

ARTICLE 2

Fees

As consideration for VALIDCARE's provision of the Services, CLIENT shall pay to VALIDCARE the amounts set forth in each applicable SOW. CLIENT's payment of the fees shall be due in accordance with the fee schedule set forth in each SOW, or, in the absence of such fee schedule, within thirty (30) days following VALIDCARE's delivery of an invoice. On all sums past due, CLIENT agrees to pay interest at the lesser of one and one-half percent (1.5%) per month, plus collection costs (including, without limitation, reasonable attorneys' fees), until paid in full.

ARTICLE 3

Term

This Agreement shall become effective as of the Effective Date and shall continue in effect for a period of three (3) years (the "Initial Term") and thereafter automatically renew for subsequent one (1) year periods (each a "Renewal Term" and together with the Initial Term, the "Term"), unless written notice of intent not to renew is given least sixty (60) days prior to the end of the then-current Term or the Agreement is terminated in accordance with an applicable provision of the Agreement. If the term of an SOW extends beyond the Term of this Agreement, then this Agreement shall continue to be in full effect with respect to such SOW until such SOW expires or is terminated for any reason.

ARTICLE 4

Performance and Acceptance

4.1 VALIDCARE represents that it has the requisite ability and legal right to render the Services in a quality consistent with industry standards for the Services. CLIENT understands and agrees that VALIDCARE may provide Services directly or through its affiliates or subcontractors. Each party, when on the other party's premises, will comply with the host party's policies with respect to conduct of visitors as are communicated to the visiting party.

4.2 CLIENT shall provide VALIDCARE with such resources, information and assistance as VALIDCARE may reasonably require in connection with the performance of the Services. CLIENT acknowledges and agrees that VALIDCARE's ability to successfully perform the Services in a timely manner is contingent upon its receipt from CLIENT of the information, resources and assistance reasonably requested by VALIDCARE. VALIDCARE shall have no liability for deficiencies in the Services resulting from the acts or omissions of CLIENT, its agents or employees or performance of the Services in accordance with CLIENT's instructions.

4.3 Unless otherwise set forth in an SOW, deliverables and reports provided to CLIENT by VALIDCARE or VALIDCARE's Designated Technical Representative ("VALIDCARE Representative"), and as clearly identified in an SOW, will be reviewed and approved by the representative of CLIENT ("CLIENT Representative") in accordance with the requirements set forth in the applicable SOW. CLIENT Representative may reasonably reject each deliverable or report for failure to meet the requirements set forth in the applicable SOW by providing written notice of non-acceptance within seven (7) days of receipt, which written notice shall specifically identify the matter in which the deliverable or report has failed to confirm to the requirements set forth in the applicable SOW. VALIDCARE shall then have ten (30) days from the date of receipt of CLIENT's written notice to correct any deficiencies in such deliverable or report. Following VALIDCARE's corrective action, CLIENT will have seven (7) days from the date the corrected deliverable or report is resubmitted to determine whether it conforms to the requirements set forth in the applicable SOW. The procedures set forth in this Section 4.3 shall continue until the deliverable or report is accepted. If CLIENT fails to timely submit any written notice of non- acceptance, such deliverable and/or report will be deemed accepted.

4.4 To the extent VALIDCARE utilizes affiliates or subcontractors to perform the Services, the terms and conditions of this Agreement shall apply to, and inure to the benefit of, such affiliate or subcontractor. Notwithstanding the foregoing sentence, VALIDCARE shall at all times be fully responsible for the performance of its affiliates or subcontractors hereunder, including acts and omissions of same, and VALIDCARE's obligations under this Agreement shall not be waived through its utilization of affiliates or subcontractors to perform the Services. If VALIDCARE provides the Services for a customer of CLIENT as specified in an SOW, VALIDCARE will fulfill its obligations and duties as a subcontractor of CLIENT with no greater obligations conferred on VALIDCARE than those conferred on CLIENT by such customer.

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ARTICLE 5

Intellectual Property and Ownership

5.1 "Intellectual Property" means all intellectual, moral, industrial or proprietary rights recognized under applicable Law anywhere in the world, whether issued or pending, registered or unregistered, including all forms of copyrights, patents, trademarks and service marks, and rights in trade secrets, and all of the tangible embodiments thereof. "Developments" shall mean all Intellectual Property that arises exclusively as a result of independent development by VALIDCARE during the Term of this Agreement and delivered to CLIENT pursuant to any requirements set forth in the applicable SOW, but expressly excludes all VALIDCARE IP. For certainty, "Developments" shall include all "Study Data".

5.2 "Study Data" shall mean all data (including without limitation, case report forms, laboratory work sheets, and reports) generated as a result of conducting a clinical study or evaluation pursuant to this Agreement.

5.3 Upon final payment by CLIENT of all amounts due under the relevant SOW, and provided that CLIENT is not otherwise in default of its obligations under this Agreement, VALIDCARE will: (i) assign, transfer, and set over to CLIENT (except as otherwise specifically set forth in this Agreement or in the relevant SOW) all of VALIDCARE's right, title and interest in and to the applicable Development; and (ii) grant to CLIENT (except as otherwise specifically set forth in this Agreement or in the relevant SOW) a worldwide, non-exclusive, irrevocable, personal, and royalty-free license to use any VALIDCARE IP that is incorporated into such Developments; provided, that CLIENT may not exploit or use the VALIDCARE IP for any purpose whatsoever separate from the applicable Development.

5.4 All Developments that are original works of authorship made by VALIDCARE within the scope of an SOW and which are protectable by copyright are "works made for hire," pursuant to United States Copyright Act (17 U.S.C. Section 101). Upon transfer of the applicable Development pursuant to Section 5.3, VALIDCARE shall be deemed to have waived in favor of Client all of its moral rights in and to the applicable Developments and shall cause all of the authors who contributed to the Developments to waive in favor of Client all of their moral rights in and to such Developments.

5.5 As between VALIDCARE and CLIENT, VALIDCARE shall be the sole and exclusive owner of all rights, title and interest in all Intellectual Property that is owned by VALIDCARE prior to the Effective Date of this Agreement, that is developed by VALIDCARE independently from VALIDCARE's performance under this Agreement, or that are derivatives, improvements or modifications of the Intellectual Property that is owned by VALIDCARE prior to the Effective Date of this Agreement ("VALIDCARE IP").

5.6 As between VALIDCARE and CLIENT, CLIENT shall be the sole and exclusive owner of all rights, title and interest in all Intellectual Property owned by CLIENT prior to the Effective Date of this Agreement or directly or indirectly provided or made available by CLIENT in connection with this Agreement ("CLIENT Prior IP"). CLIENT hereby grants VALIDCARE a limited, non-exclusive, irrevocable, personal, and royalty-free license to the CLIENT Prior IP and Third Party IP solely to the extent necessary for VALIDCARE to provide the Services pursuant to this Agreement.

5.7 If CLIENT provides VALIDCARE with any Intellectual Property of a third party ("Third Party IP") for inclusion into or for development of the Services, including the Developments, CLIENT represents and warrants that CLIENT and VALIDCARE have the right to use such Third Party IP and that, to the best knowledge of CLIENT, such delivery by CLIENT or use by VALIDCARE does not infringe such third party's rights, and that, to the best knowledge of CLIENT, VALIDCARE has the right to use such Third Party IP without payment of any royalty fees.

ARTICLE 6

Indemnification

Each party agrees to indemnify, defend and hold harmless (the "Indemnifying Party") the other party and its officers, agents, employees, subcontractors and consultants (collectively, the "Indemnified Party") against any and all losses, liabilities, claims, expenses, and judgments, awards and costs (including reasonable legal fees and expenses), in any claim, action, suit or proceeding, that arises from (i) the Indemnifying Party's gross negligence or willful misconduct in performance of its obligations under this Agreement or the gross negligence or willful misconduct of its affiliates or subcontractors in performance of Indemnifying Party's obligations under this Agreement; (ii) third-party claims arising from the alleged infringement or dilution of Intellectual Property that is provided by the Indemnifying Party hereunder; or (iii) the Indemnifying Party's breach of its obligations under this Agreement; provided that the indemnification obligations of the Indemnifying party hereunder shall not apply to any losses, liabilities, claims, expenses of judgments that arise from the gross negligence or willful misconduct of the Indemnified Party or the Indemnified Party's officers, agents, employees, subcontractors and consultants.

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ARTICLE 7

Limitation of Liability

NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT (BUT SPECIFICALLY SUBJECT TO SECTION 9.8 HEREOF), (1) EACH PARTY'S AGGREGATE LIABILITY FOR ALL CLAIMS OF ANY KIND (INCLUDING DEATH OR BODILY INJURY), WHETHER BASED ON CONTRACT, INDEMNITY, WARRANTY, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY OR OTHERWISE, FOR ALL LOSSES OR DAMAGES ARISING OUT OF, CONNECTED WITH, OR RESULTING FROM ANY SOW, OR FROM THE PERFORMANCE OR BREACH THEREOF, OR FROM ANY SERVICES COVERED BY OR FURNISHED UNDER SUCH SOW, WILL IN NO CASE EXCEED THE TOTAL FEES PAID BY CLIENT IN THE CURRENT CONTRACT YEAR TO VALIDCARE UNDER SUCH SOW, AND (2) NEITHER PARTY SHALL BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, EXEMPLARY OR CONSEQUENTIAL DAMAGES OF ANY KIND, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH LOSS, AND NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OR OF ANY LIMITED REMEDY. NEITHER PARTY SHALL APPLY FOR, SEEK OR OTHERWISE REQUEST FROM ANY COURT, RELIEF OR REMEDY IN THE FORM OF EXEMPLARY OR PUNITIVE DAMAGES.

ARTICLE 8

Disclaimer of Warranties

8.1 VALIDCARE represents and warrants that all Services have been performed and shall be performed in a professional manner and in compliance with all applicable Laws and industry standards.

8.2 EXCEPT AS SET FORTH IN SECTION 8.1, VALIDCARE EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES AND REPRESENTATIONS OF ANY KIND OR NATURE WHATSOEVER, INCLUDING WITH RESPECT TO THE SERVICES PERFORMED OR DEVELOPMENTS DELIVERED UNDER THIS AGREEMENT, WHETHER EXPRESS OR IMPLIED, INCLUDING IMPLIED WARRANTIES OF FITNESS FOR A PARTICULAR PURPOSE, MERCHANTABILITY, NON-INFRINGEMENT, TITLE OR OTHERWISE. VALIDCARE MAKES NO WARRANTY THAT THE USE OF ANY DEVELOPMENTS OR OTHER INTELLECTUAL PROPERTY DEVELOPED OR DELIVERED PURSUANT TO THIS AGREEMENT WILL NOT INFRINGE ANY INTELLECTUAL PROPERTY RIGHTS OF ANY THIRD PARTY.

ARTICLE 9

Confidential Information

9.1 "Confidential Information" means any and all technical and non-technical information disclosed by one party (the "Disclosing Party") to the other party (the "Receiving Party") that is clearly identified in writing as "confidential", which may include without limitation: (a) patent and patent applications; (b) trade secrets; and (c) proprietary and confidential information, ideas, techniques, sketches, drawings, works of authorship, models, inventions, know-how, processes, apparatuses, equipment, algorithms, software programs, software source documents, and formulae related to the current, future, and proposed products and services of each of the Parties, such as information concerning research, experimental work, development, design details and specifications, engineering, financial information, procurement requirements, purchasing, manufacturing, customer lists, investors, employees, business and contractual relationships, business forecasts, sales and merchandising, and marketing plans.

9.2 The Receiving Party shall hold all Confidential Information of the Disclosing Party in strict confidence and use its best efforts to maintain in confidence any and all Confidential Information. Without the express written consent of the Disclosing Party, the Receiving Party shall not copy, reproduce, sell, assign, license, market, transfer, give or otherwise disclose such information to any third party or use such information for any purposes whatsoever Party, other than for the performance of obligations hereunder or as otherwise agreed to herein. The Receiving Party may disclose the Confidential Information to its employees, officers, agents, sub-contractors and representatives who need to know such information only if they are advised of their obligations to keep such information confidential.

9.3 Confidential Information does not include any information that the Receiving party can demonstrate: (i) is already in the public domain or which becomes available to the public through no breach of confidentiality by the Receiving Party; (ii) was lawfully in Receiving Party's possession on a non- confidential basis prior to receipt from the Disclosing Party; (iii) is received by the Receiving Party independently on a non-confidential basis from a third party free to lawfully disclose such information to the Receiving Party; or (iv) is independently developed by the Receiving Party without use of the Disclosing Party's Confidential Information.

9.4 Should the Receiving Party be compelled by court decree, subpoena or other requirements of Law to disclose any of the Confidential Information of the Disclosing Party, it shall (to the extent legally permissible) promptly notify the Disclosing Party in writing, and use reasonable good faith efforts to: (i) disclose only the specific Confidential Information legally required to be disclosed; and (ii) assist the Disclosing Party (if and to the extent requested by the Disclosing Party and at the Disclosing Party's sole cost and expense) in obtaining a protective order or other appropriate assurances that the confidential nature of the Confidential Information shall be protected and preserved.

014301.0001 4858-3517-5002.2	A-3	VALIDCARE, LLC
4899-4798-3621.2	Confidential Information

9.5 As between the Disclosing Party and the Receiving Party, the Disclosing Party is and shall remain the exclusive owner of its Confidential Information except as otherwise provided in this Agreement.

9.6 Upon the termination of this Agreement or written request by the Disclosing Party, the Receiving Party shall immediately return all written or other tangible manifestations of material containing Confidential Information, or, at the Disclosing Party's request, destroy all documents, memoranda, notes, analyses, compilations, studies and other writings and data prepared by or on behalf of the Receiving Party based on the Confidential Information and certify in writing to the Disclosing Party that the Confidential Information has been destroyed, unless the ownership or treatment of said Confidential Information is otherwise specified by this Agreement.

9.7 Each party understands and agrees that Confidential Information a party receives from the other shall remain confidential for as long as permitted under applicable Law or until the Disclosing Party consents, in writing, to the termination of the Confidential Information status of its information that was disclosed to the Receiving Party.

9.8 The parties agree that the disclosure of Confidential Information in violation of this Agreement would cause immediate and irreparable harm to the owner of such information for which money damages would not be sufficient compensation and to which Article 7 does not apply. Without limitation of the foregoing, the parties shall use reasonable efforts to advise each other immediately in the event that either learns or has reason to believe that any person who has had access to Confidential Information has violated or intends to violate the terms of this Agreement, and will reasonably cooperate in seeking injunctive relief against any such person.

ARTICLE 10
Relationship of Parties

Each party is an independent contractor, and this Agreement shall not be construed to create any association, partnership, joint venture, employee, or agency relationship between the parties for any purpose. Neither party has authority (and shall not hold itself out as having authority) to bind the other party and shall not make any agreements or representations on the other Party's behalf without the other party's prior written consent. CLIENT shall be responsible for all sales, use, privilege, excise, and similar taxes assessed on the Services, and VALIDCARE shall be responsible for all taxes on VALIDCARE's  income.  Each  party  is  solely responsible for its own business expenses and employees, including but not limited to salaries, benefits, insurances, withholding, worker compensation and taxes. Employees of either party shall not be deemed agents, employees or representatives of the other party.

ARTICLE 11
Non-solicitation

During the Term, and for a period of one (1) year after the later of the termination or expiration of this Agreement or the completion of all Services hereunder, in order to enable both parties to maintain a stable work force and to operate their respective businesses with minimal disruption, neither party nor any of its employees will, directly or indirectly, solicit or hire away any of the other party's employees or personnel who were involved with any aspect of this Agreement. Notwithstanding the foregoing, neither party is prohibited from employing an individual who applies for a position in response to an employment advertisement or other general solicitation of employment, whether such application is during the Term or thereafter.

ARTICLE 12

Termination

12.1 Either party may terminate this Agreement or any SOW for a material breach or default by the other party of any of the terms, conditions or covenants of this Agreement or SOW, as the case may be, upon giving thirty (30) days written notice to the breaching party, provided that such breach is not cured during such thirty (30) day period.

12.2 This Agreement (and all SOWs which have not been completed at such time) will terminate immediately, without notice, if either party is adjudged insolvent or bankrupt, or if any proceedings are instituted by either party (or against it, if not dismissed within sixty (60) days of filing) seeking relief, reorganization or arrangement under any Laws relating to insolvency, or upon any assignment for the benefit of its creditors, or upon the appointment of a receiver, liquidator or trustee of any of its property or assets, or upon the liquidation, dissolution or winding up of its business.

12.3 Within thirty (30) days following the effective date of termination, CLIENT shall pay VALIDCARE for Services performed and reasonable expenses incurred prior to the effective date of termination, including all non-cancellable commitments. Following CLIENT's payment of all amounts owed in connection with a termination and except for termination by VALIDCARE under Section 12.3 hereof, VALIDCARE shall deliver to CLIENT in the state they exist as of the date of termination all work product, materials, including Developments and Confidential Information belonging to CLIENT.

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12.4 Upon termination of this Agreement for any reason, neither Party shall have any further rights or obligations hereunder, except for (a) rights and obligations accruing prior to the effective date of termination, and (b) any rights and obligations that expressly survive the termination of this Agreement.

12.5 For the avoidance of doubt, termination of any one SOW will not affect any other SOWs then in effect.

12.6 Termination of this Agreement or any SOW will not relieve either party of its obligations set forth in ARTICLE 5 (Intellectual Property and Ownership), ARTICLE 6 (Indemnification), ARTICLE 7 (Limitation of Liability), ARTICLE 8 (Disclaimer of Warranties), ARTICLE 9 (Confidential Information), ARTICLE 11 (Non-solicitation), ARTICLE 14 (Applicable Law), ARTICLE 15 (Dispute Resolution), ARTICLE 17 (Publicity), or Section 12.4 hereof.

ARTICLE 13
Compliance with Laws

Each party shall comply with all applicable governmental laws, ordinances, rules and regulations (collectively, "Laws") in the performance of this Agreement.

ARTICLE 14

Applicable Law

This Agreement will be governed and enforced according to the laws of the State of Colorado, without regard to the principles of conflicts of laws thereof. Except as set forth in ARTICLE 15 (Dispute Resolution), any action for enforcement and interpretation of this Agreement, or any proceeding in any way relating to the subject of this Agreement, will be instituted only in the state or federal courts in the City and County of Denver, State of Colorado.

ARTICLE 15
Dispute Resolution

15.1 CLIENT and VALIDCARE agree to enter into negotiations to resolve any dispute, controversy or claim ("Dispute") arising out of or relating to this Agreement. Both parties shall make all good faith and reasonable efforts to reach a resolution to any Dispute within nine (90) days after the Dispute arises.

15.2 All Disputes arising out of or relating to this Agreement that cannot first be resolved in accordance with Section 15.1, will be submitted to binding arbitration in Denver, Colorado, under the Commercial Arbitration Rules (the "Rules") of the American Arbitration Association ("AAA"). The arbitration will be conducted by one impartial arbitrator by mutual agreement or by three arbitrators if the parties are unable to agree on a single arbitrator within thirty (30) days after the first demand by one party to the other for arbitration. A court reporter will record the arbitration hearing, and the reporter's transcript will be the official transcript of the proceeding. The arbitrator(s) will have no power to add or detract from the agreements of the parties and may not make any ruling or award that does not conform to the terms and conditions of this Agreement. The award of the arbitrator will include a written explanation of the decision and specify the basis for any damage award and the types of damages awarded. The decision of the arbitrator(s) will be final and binding on the parties and may be entered and enforced in any court of competent jurisdiction by either party. The prevailing party in the arbitration proceedings will be awarded reasonable attorneys' fees, if any, and all other costs and expenses of the proceedings, unless the arbitrator(s) for good cause determine otherwise. The foregoing, however, will not prevent or limit either party's right to apply to a court of competent jurisdiction for a temporary restraining order, preliminary or permanent injunction, or other similar equitable relief, or either party's right to file an action to prevent such action from being barred by the applicable statute of limitations.

ARTICLE 16

Assignment

The rights, obligations and other interests of neither party shall be assigned, in whole or in part, without the prior written consent of the other party, and any purported assignment of same shall be void and ineffective. Notwithstanding the foregoing, either party may assign this Agreement without such prior written consent to: (a) a parent or subsidiary entity or an entity under common control; or (b) a person or entity which, through merger, acquisition or otherwise, succeeds to all or substantially all of that party's business or assets.

ARTICLE 17
Insurance

Each party (each a "First Party" in this Article) shall obtain and maintain general liability insurance providing protection in the amount of $1 million per occurrence and $3 million in the aggregate, against all claims, suits, losses or damages that might arise from any act, negligence, or alleged activity or negligence of such First Party or any affiliates or contractors acting on behalf of such First Party. Each First Party agrees to provide the other party with proof of insurance within thirty (30) days of a written request from the other party.

ARTICLE 18

Publicity

Neither party may use in advertising, publicity or otherwise (including on the Internet) the name of the other party, or any trademark, trade dress, service mark, trade name, symbol or any abbreviation or contraction thereof owned by or referring to the other party without the prior written consent of the other party. Notwithstanding the foregoing, CLIENT grants VALIDCARE the right to use CLIENT's name and logo to identify CLIENT as a client describing the category of work (i.e., CRO services or consulting services) VALIDCARE performed for CLIENT on VALIDCARE's marketing materials, press releases, website and proposals, whether in printed or electronic media.

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ARTICLE 19
Force Majeure

Neither party will be held liable or responsible to the other party nor be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement, except for CLIENT's obligations to pay VALIDCARE for Services rendered under this Agreement, to the extent, and for so long as, such failure or delay is caused by or results from causes beyond the reasonable control of the affected party, including any act of God, fire, natural, disaster, pandemics, epidemics, accident, war, acts of war (whether war be declared or not), insurrections, riots, civil commotion, strikes, lockouts or other labor disturbances, shortages in the marketplace, or any acts, omissions or delays in acting by any governmental authority or the other party.

ARTICLE 20

Entire Agreement

This Agreement, including all exhibits and schedules attached hereto and all SOWs entered into hereunder, contains the full, final, and complete understanding of the parties with respect to the subject matter hereof and supersedes and merges all prior discussions and agreements between the parties, whether oral or written. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing and signed by both parties.

ARTICLE 21
Counterparts; Electronic Signature

This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission (including DocuSign) shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

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